UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 03, 2024

CalAmp Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-12182	95-3647070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15635 Alton Parkway Suite 250
Irvine, California		92618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 600-5600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 per share	CAMP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 22, 2024, Christopher R. Adams, age 57, will commence employment as President and Chief Executive Officer of CalAmp Corp. (the “Company”) and will be appointed a member of the Company’s Board of Directors. Effective upon the employment of Mr. Adams, Jason Cohenour will cease service as Interim Chief Executive Officer, but will continue to serve as a member of the Company’s Board of Directors.

Mr. Adams currently serves as VP/GM of the Automotive Sensing Division of onsemi, a semiconductor manufacturing company, a position he has held since May 2020. Prior to onsemi, from October 2019 to May 2020, Mr. Adams served as the Chief Operating Officer at SafeAI, an autonomous mining and construction company. From September 2015 to October 2019, Mr. Adams served as a General Manager of BAE Systems, an aerospace company. Mr. Adams received an Bachelor of Science degree from University of British Columbia, and an Masters degree in Electrical Engineering from Stanford University.

Under an offer letter dated December 30, 2023 (the “Offer Letter”), the terms of which were accepted by Mr. Adams on January 3, 2023, Mr. Adams will be paid a salary of $535,600 per year (the “Base Salary”), and will be eligible to receive annual target incentive compensation of 100% of Base Salary, prorated for fiscal year 2024. The Company will also grant 750,000 time-vesting restricted stock units (“RSUs”) to Mr. Adams and 750,000 performance vesting RSUs (“PSUs”) on February 5, 2024. One-third of the time-vesting RSUs will vest on the first anniversary of Mr. Adams’ start date and the remaining two-thirds will vest in substantially equal quarterly installments over the subsequent two year period, in each case subject to Mr. Adams’ continuous service with the Company through each applicable vesting date, and subject to the terms of the Company’s standard RSU award agreement. The PSUs will have a performance period of three years with specific performance criteria to be determined by the Company’s Board of Directors. Mr. Adams is also entitled to reimbursement of up to $5,000 per month for up to twelve months for travel expenses associated with commuting to the Company’s headquarters, and the Company will reimburse Mr. Adams up to $50,000 of relocation expenses before December 31, 2025.

Mr. Adams has also been offered an executive employment agreement in the form of the Company’s standard executive employment agreement, which among other things provides for change in control and salary continuation benefits that are designed to protect against the loss of his position as a result of termination without “cause” or termination for “good reason” both in conjunction and not in conjunction with a “change in control”, each of which terms are defined in the executive employment agreement. Pursuant to the executive employment agreement, if Mr. Adams is terminated without cause or with good reason not in conjunction with a change in control, he is entitled to severance in the form of (i) continuation of payments equal to 12 months of annual base salary, (ii) any earned but unpaid bonus, (iii) a pro-rated portion of his target bonus for the year of termination based on the number of days worked within the applicable performance period, and (iv) continued COBRA coverage for 12 months. Any options that are exercisable will remain exercisable for up to 12 months following termination, and any unvested equity awards will be forfeited and canceled. If Mr. Adams is terminated without cause or he terminates his employment for good reason within the three-month period immediately preceding or the 12-month period immediately following a change in control, then he would be entitled to (1) continuation of payments equal to 24 months of annual base salary, (2) an amount equal to two times his target bonus for the year of termination, (3) continued COBRA coverage for 18 months, (4) 100% of the then unvested equity awards held by Mr. Adams would become immediately vested and (5) any options that are exercisable or become exercisable will remain exercisable for up to 6 months following termination.

There are no family relationships between Mr. Adams and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company. There are no related party transactions between the Company and Mr. Adams that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on January 8, 2024, announcing its hiring of Mr. Adams. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by CalAmp Corp. on January 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

Date:	January 8, 2024	By:	/s/ Jikun Kim
Jikun Kim Senior Vice President and CFO (Principal Financial Officer)